UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 25, 2014

Green Plains Renewable Energy, Inc.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

001-32924	84-1652107
(Commission file number)	(IRS employer identification no.)

450 Regency Parkway, Ste. 400, Omaha, Nebraska	68114
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On February 14, 2014, Green Plains Renewable Energy, Inc (the “Company”), gave notice that it had called for redemption all of its outstanding 5.75% Convertible Senior Notes due 2015 (the “2015 Convertible Notes”), $90.0 million aggregate principal amount, pursuant to the provisional “optional redemption” right in the indenture governing the 2015 Convertible Notes. The 2015 Convertible Notes are convertible by the holders thereof into shares of the Company’s common stock (“Common Stock”) at the conversion rate of 72.5846 shares of Common Stock for each $1,000 principal amount of 2015 Convertible Notes converted.

From February 25, 2014 through February 28, 2015, approximately $8.5 million of the 2015 Convertible Notes had been submitted for conversion into Common Stock. Set forth below is a chart that describes the aggregate principal amount of 2015 Convertible Notes converted on each conversion date and the resulting number of shares issued in connection with such conversions:

Conversion Date	Principal Amount of Convertible Notes Converted	Number of Shares of Common Stock Issued
2/25/2014	$6,000,000	435,507
2/26/2014	$4,000	290
2/27/2014	$2,499,000	181,388
2/28/2014	$26,000	1,887

Total	$8,529,000	619,072

Combined with previously-reported conversions, approximately $56.3 million of the 2015 Convertible Notes had been submitted for conversion into Common Stock as of February 28, 2014.

The shares of Common Stock were issued solely to former holders of the 2015 Convertible Notes upon conversion pursuant to the exemption from registration provided under Section 3(a)(9) of the Securities Act of 1933, as amended. This exemption is available to the Company because the shares of Common Stock were exchanged by the Company with its existing security holders in accordance with the terms of the indenture governing the notes with no commission or other remunerations being paid or given for soliciting such an exchange.

Item 7.01. Regulation FD Disclosure.

On February 28, 2014, Green Plains Renewable Energy, Inc. notified Depository Trust Corporation of a change in the conversion rate pursuant to a cash dividend to be paid to shareholders with a record date of February 28, 2014. The conversion rate in effect from March 3, 2014 through 5:00 p.m. Eastern Time on March 19, 2014 is 72.6961 shares of Common Stock for each $1,000 principal amount of 2015 Convertible Notes converted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Green Plains Renewable Energy, Inc.

Date: March 3, 2014	By:	/s/ Jerry L. Peters
Jerry L. Peters
Chief Financial Officer
(Principal Financial Officer)

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